Exhibit 99.1

PharMerica Enters into Voluntary Settlement Agreement

LOUISVILLE, Ky.--(BUSINESS WIRE)--May 14, 2015-- PharMerica Corporation (NYSE:PMC), a national provider of institutional, specialty home infusion, and oncology pharmacy services, today announced that it has reached a voluntary settlement with the Department of Justice (DOJ) and with the Drug Enforcement Agency (DEA) related to a previously disclosed investigation into the dispensing of controlled substances at certain of the Company’s pharmacies. The settlement contains no allegations or findings that controlled substances were diverted or that any patient was harmed.

Under the terms of the Settlement Agreement, PharMerica has agreed to pay $31.5 million to the federal government. The Company is fully reserved for that amount. As part of the settlement, PharMerica voluntarily entered into a three-year Memorandum of Agreement (MOA) with the DEA and a five-year Corporate Integrity Agreement (CIA) with the Office of the Inspector General (OIG). The Company changed its operating policies in 2010 to enhance procedures related to the dispensing of controlled substances. The MOA and the CIA will further enhance PharMerica’s long-standing compliance programs.

PharMerica is pleased to resolve this matter. The Company will remain diligent in its efforts to comply with all applicable laws and regulations in the markets and jurisdictions in which it operates while continuing to deliver industry-leading performance in accordance with the highest ethical standards.

About PharMerica

PharMerica Corporation is a leading provider of pharmacy services. PharMerica serves the long-term care, hospital pharmacy management services, specialty home infusion and oncology pharmacy markets. PharMerica operates 97 institutional pharmacies, 15 specialty home infusion pharmacies and 5 specialty oncology pharmacies in 45 states. PharMerica’s customers are institutional healthcare providers, such as skilled nursing facilities, assisted living facilities, hospitals, individuals receiving in-home care and patients with cancer.